Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT No. 2 (this “Amendment”) dated as of December 19, 2008 to the Revolving Credit Agreement dated as of March 14, 2008 among NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (the “Borrower”), the BANKS party thereto (the “Banks”), DEUTSCHE BANK SECURITIES INC., UBS LOAN FINANCE LLC and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., New York Branch, as Co-Documentation Agents, THE ROYAL BANK OF SCOTLAND PLC, as Syndication Agent, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1 dated as of December 9, 2008 (collectively, the “Credit Agreement”).

WITNESSETH:

WHEREAS, the parties hereto desire further to amend the Credit Agreement to add certain provisions thereto;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.  Defined Terms; References.  Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.  Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, from and after the Amendment Effective Date (as defined in Section 8 below), refer to the Credit Agreement as amended hereby.

Section 2.  Definition of Defaulting Bank.  Section 1.01 of the Credit Agreement is hereby amended by adding the following definition of “Defaulting Bank” immediately after the definition of “Default”:

‘ “Defaulting Bank” means any Bank that, at any time during the term of this Agreement, has (a) failed to fund any portion of any of its Loans within three Domestic Business Days of the date required to be funded by it hereunder, (b) notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement, (c) otherwise failed to pay over to the Administrative Agent any other amount required to be paid by it hereunder within three Domestic Business Days of the date when due, unless the subject of a good-faith dispute, or (d) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it or consented to, approved of or acquiesced in such proceeding or appointment.’

Section 3.  Replacement of Banks.  Article 2 of the Credit Agreement is hereby amended by adding immediately after Section 2.17 thereof a new Section 2.18 that reads as follows:

 ‘Section 2.18.  Replacement of Banks.  If (i) any Bank requests payment of, or the Borrower is otherwise required to pay to any Bank, any amount pursuant to Section 8.03, or (ii) if any Bank becomes a Defaulting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an Assignee (which Assignee may be another Bank, if such other Bank agrees to accept such assignment) that shall assume such obligations pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit H hereto which shall be executed by such Assignee and (except as otherwise provided in this Section 2.18) such transferor Bank; provided, that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such transferor Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (in each case, if any), from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), which amounts shall be the only amounts payable to such transferor Bank in respect of such assignment and delegation, (C) any Bank being replaced pursuant to this Section 2.18 shall be deemed to have granted to the Administrative Agent the authority to act as its attorney-in-fact solely for the purpose of executing such Assignment and Assumption Agreement, and (D) in the case of any such assignment and delegation resulting from a request or claim for payment under Section 8.03, such assignment will result in a reduction in any payments due to such transferor Bank on a dollar-for-dollar basis to the extent that such assignment eliminates or reduces the amount that such transferor Bank is entitled to receive under Section 8.03.  A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  With respect to a demand for compensation from a Bank pursuant to Section 8.03(a), the Borrower’s rights under this Section 2.18 shall be an alternative to the Borrower’s rights under Section 8.04.  Upon execution and delivery by the Assignee and (except as otherwise provided in this Section 2.18) the transferor Bank of the Assignment and Assumption Agreement referred to above and payment by such Assignee to such transferor Bank of the amount (if any) payable by such Assignee pursuant to clause (B) above: (1) such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment equal to such transferor Bank’s Commitment immediately prior to the effectiveness of such assignment and delegation (or, if there is more than one Assignee, the respective portion of such Commitment agreed to be assumed by each such Assignee); provided, that if any

2

Assignee is the Borrower, a Subsidiary or a Consolidated Subsidiary of the Borrower, the transferor Bank’s rights and obligations with respect to its Commitment may be so assigned provided that such transferor Bank does not hold any Loans, and, so long as such Assignee holds such Commitment, with respect to (I) any waiver, amendment or modification of the Credit Agreement or (II) any instruction or authorization given to the Administrative Agent under the Credit Agreement, such Assignee shall be deemed to have approved or joined in such waiver, amendment or modification, such request or such instruction or authorization if it has otherwise been agreed or consented to, or joined in, by the Required Banks, calculated for this purpose on a basis that disregards (for the avoidance of doubt, in both the numerator and the denominator) the amount of such Commitment; and (2) the transferor Bank shall be released from its future obligations hereunder (but not from any obligation or liability arising prior to the effectiveness of such assignment and delegation, nor, in the case of a Defaulting Bank, from any obligation or liability arising in respect of the matter(s) as a result of which such Bank is a Defaulting Bank).  Upon the consummation of any such assignment and delegation, the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.  If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.16. In connection with any assignment pursuant to this Section 2.18, (I) the Borrower shall cause to be paid to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500, and (II) notwithstanding anything to the contrary set forth herein, if the transferor Bank does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption Agreement reflecting such assignment within five Domestic Business Days of the date on which the Assignee executes and delivers such Assignment and Assumption Agreement to the transferor Bank, then such transferor Bank shall be deemed to have executed and delivered such Assignment and Assumption Agreement.’

Section 4.  Representations of Borrower.  The Borrower represents and warrants that (i) the representations and warranties of the Borrower set forth in Article 4 of the Credit Agreement will be true on and as of the Amendment Effective Date, provided that, for purposes of this Section 5, (A) with respect to Section 4.02(a), all references to balance sheets and financial statements as at and for the fiscal year ended May 31, 2007 shall refer to the Borrower’s financial statements as at and for the fiscal year ended May 31, 2008, (B) with respect to Section 4.02(b), all references to balance sheets and financial statements shall refer to the Borrower’s financial statements as of and for the three-month period ended August 31, 2008 and references to the six-month period ended November 30, 2007 shall refer to the three-month period ended August 31,

3

2008, and (C) with respect to Section 4.02(c), the reference to November 30, 2007 shall refer to August 31, 2008.

Section 5.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.  Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 7.  Effectiveness.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”) when the Administrative Agent shall have received from each of the Borrower and the Required Banks a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof.

Section 8.  Continuing Effectiveness of Credit Agreement as Amended.  From and after the Amendment Effective Date, the Credit Agreement and this Amendment shall be construed together as a single instrument, and the Credit Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed all respects.

Section 9.  Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.  Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof or of the Credit Agreement as amended hereby.

Section 11.  Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, the other Banks and the respective successors and assigns of the foregoing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By: /s/ STEVEN L. LILLY
Name: Steven L. Lilly
Title: Sr. Vice President & Chief Financial Officer

[SIGNATURES CONTINUE ON
FOLLOWING PAGES]

[SIGNATURE PAGES TO AMENDMENT NO. 2 TO
REVOLVING CREDIT AGREEMENT DATED AS OF MARCH 14, 2008
CONTINUE ON FOLLOWING PAGES]

THE BANK OF NOVA SCOTIA, as Administrative Agent and as a Bank
By:	/s/ THANE RATTEW
Name: Thane Rattew
Title: Managing Director

The Bank of Tokyo-Mitsubishi UFJ, LTD, New York Branch
By:	/s/ MARY COSEO
Name: Mary Coseo
Title: Authorized Signatory

Commerica Bank
By:	/s/ MARK SKRZYNSKI
Name: Mark Skrzynski
Title: Corporate Banking Officer

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ MING K. CHU
Name: Ming K. Chu
Title: Vice President

By:	/s/ HEIDI SANDQUIST
Name: Heidi Sandquist
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ JIMMY TSE
Name: Jimmy Tse
Title: Vice President

JPMORGAN CHASE BANK, N.A. as Administrative Agent and as a Bank
By:	/s/ MICHAEL DEFORGE
Name: Michael DeForge
Title: Executive Director

MERRILL LYNCH BANK USA
By:	/s/ LOUIS ALDER
Name: Louis Alder
Title: First Vice President

Mizuho Corporate Bank, Ltd.
By:	/s/RAYMOND VENTURA
Name: Raymond Ventura
Title: Deputy General Manager

By:
Name:
Title:

PNC Bank, N.A.
By:	/s/ D. JERMAINE JOHNSON
Name: D. Jermaine Johnson
Title: Vice President

The Royal Bank of Scotland PLC
By:	/s/ BELINDA TUCKER
Name: Belinda Tucker
Title: Senior Vice President

SunTrust Bank
By:	/s/ANDREW JOHNSON
Name: Andrew Johnson
Title: Director

UBS Loan Finance LLC
By:	/s/ IRJA R. OTSA
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ MARY E. EVANS
Name: Mary E. Evans
Title: Associate Director

U.S. Bank, N.A.
By:	/s/ ERIC J. COSGROVE
Name: Eric J. Cosgrove
Title: Vice President